EXHIBIT 11


                        W.W. Grainger, Inc. and Subsidiaries
           COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE



                                                 Three Months Ended March 31,
                                                     1995            1994
                                                  ----------        ---------
   Average number of shares outstanding
    during the period                             50,759,894       50,707,011
   Common equivalent shares:
    Shares issuable under outstanding
     options which are dilutive                    1,263,532        1,353,024
    Shares which could have been purchased
     based upon the average market value for
     the period                                      821,372          843,209
                                                  ----------       ----------
                                                     442,160          509,815

   Dilutive effect of exercised options
    prior to being exercised                          14,642           13,905
                                                  ----------        ---------
                                                     456,802          523,720
                                                  ----------        ---------
   Weighted average number of common
    and common equivalent shares outstanding      51,216,696       51,230,731
                                                  ==========       ==========

   Net earnings                                  $46,869,000      $41,538,000
                                                 ===========      ===========
   Net earnings per common and common
     equivalent share                                  $0.92            $0.81
                                                 ===========      ===========



   NOTE: The effect on earnings per common and common equivalent share, under a fully diluted computation, is immaterial for both periods.



   (12)